Exhibit 99.1

ARQULE, INC.

2009 Annual Meeting

Report of Matters Voted Upon by Stockholders

1.     The 2009 Annual Meeting of Stockholders of ArQule, Inc.  (the “Annual Meeting”) was held at the company’s offices at 19 Presidential Way, Woburn, Massachusetts 01801, on May 14, 2009 commencing at 10:00 a.m. pursuant to notice properly given.

2.     At the close of business on March 27, 2009, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company were 44,557,477 shares of common stock, $0.01 par value.  Each of the outstanding shares was entitled to one vote on the matters before the Annual Meeting.

3.     At the Annual Meeting, 42,000,290 shares of the Registrant’s issued and outstanding common stock were represented in person or by proxy, constituting a quorum.

4.     At the Annual Meeting, each of the following nominees for director received the respective number of votes set forth opposite his name, constituting a plurality of the votes cast, and was duly elected as a director of the Registrant.

	Number of	Number of Votes
Nominee	Votes For	Withheld

Timothy C. Barabe	41,624,443	375,847

Paolo Pucci	41,627,005	373,285

5.     The following table sets forth the tally of the votes cast on the proposal to approve amendments to our Amended and Restated 1994 Equity Incentive Plan to increase the number of shares of common stock available for awards granted under the Plan by 1,400,000, from 9,600,000 to 11,000,000 shares of common stock and to incorporate other changes described in our proxy statement.

Votes For	Votes Against	Votes Abstaining

30,675,176	1,607,147	16,829

6.     The following table sets forth the tally of the votes cast on the proposal to approve amendments to our Amended and Restated 1996 Employee Stock Purchase Plan to increase the number of shares of common stock available for purchase by participants under the Plan by 400,000, from 1,600,000 to 2,000,000 shares of common stock.

Votes For	Votes Against	Votes Abstaining

31,953,972	331,661	13,519

7.     The following table sets forth the tally of the votes cast on the proposal to ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit ArQule’s financial statements for the fiscal year ending December 31, 2009.

Votes For	Votes Against	Votes Abstaining

41,754,879	186,213	59,198